SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                           (Amendment No. _________)*


                               HORIZON LINES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    44044K101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 6, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tiger Global Management, L.L.C. ("Tiger Management")



--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]



--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware


--------------------------------------------------------------------------------
       NUMBER OF         5   SOLE VOTING POWER
         SHARES              1,989,900 shares, of which 42,583 are directly
      BENEFICIALLY           owned by Tiger Global II, L.P. ("Tiger Global
     OWNED BY EACH           II"), 1,237,919 are directly owned by Tiger
       REPORTING             Global, L.P. ("Tiger Global") and 709,398 are
         PERSON              directly owned by Tiger Global, Ltd. ("Tiger
          WITH               Ltd.").  Tiger Management is the investment
                             manager of each of Tiger Global II, Tiger Global
                             and Tiger Ltd. and may be deemed to have sole
                             voting power with respect to such shares, and
                             Charles P. Coleman III ("Coleman"), the managing
                             member of Tiger Management and director of Tiger
                             Ltd., may be deemed to have sole voting power with
                             respect to such shares; Tiger Global Performance,
                             L.L.C. ("Tiger Global Performance"), the general
                             partner of each of Tiger Global II and Tiger
                             Global, may be deemed to have sole voting power
                             with respect to such shares directly owned by such
                             entities.
                         -------------------------------------------------------
                         6   SHARED VOTING POWER
                             See response to row 5.
                         -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER
                             1,989,900 shares, of which 42,583 are directly
                             owned by Tiger Global II, 1,237,919 are directly
                             owned by Tiger Global and 709,398 are directly
                             owned by Tiger Ltd. Tiger Management is the
                             investment manager of each of Tiger Global II,
                             Tiger Global and Tiger Ltd. and may be deemed to
                             have sole dispositive power with respect to such
                             shares, and Coleman, the managing member of Tiger
                             Management and director of Tiger Ltd., may be
                             deemed to have sole dispositive power with respect
                             to such shares; Tiger Global Performance, the
                             general partner of each of Tiger Global II and
                             Tiger Global, may be deemed to have sole
                             dispositive power with respect to such shares
                             directly owned by such entities.
                         -------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                             1,989,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                           [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  5.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                  OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tiger Global II, L.P. ("Tiger Global II")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
       NUMBER OF         5   SOLE VOTING POWER
         SHARES              42,583, except that each of Tiger Global
      BENEFICIALLY           Performance, L.L.C., the general partner of Tiger
     OWNED BY EACH           Global II, and Tiger Global Management, L.L.C.
       REPORTING             ("Tiger Management"), the investment manager of
         PERSON              Tiger Global II, may be deemed to have sole voting
          WITH               power with respect to such shares, and Coleman, the
                             managing member of each of Tiger Global Performance
                             and Tiger Management, may be deemed to have sole
                             voting power with respect to such shares.
                         -------------------------------------------------------
                         6   SHARED VOTING POWER
                             See response to row 5.
                         -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER
                             42,583 shares, except that each of Tiger Global
                             Performance, the general partner of Tiger Global
                             II, and Tiger Management, the investment manager of
                             Tiger Global II, may be deemed to have sole
                             dispositive power with respect to such shares, and
                             Coleman, the managing member of each of Tiger
                             Global Performance and Tiger Management, may be
                             deemed to have sole dispositive power with respect
                             to such shares.
                         -------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                             42,583
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  0.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                  PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tiger Global, L.P. ("Tiger Global")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
       NUMBER OF
         SHARES          5   SOLE VOTING POWER
      BENEFICIALLY           1,237,919 shares, except that each of Tiger Global
     OWNED BY EACH           Performance, the general partner of Tiger Global,
       REPORTING             and Tiger Management, the investment manager of
         PERSON              Tiger Global, may be deemed to have sole voting
          WITH               power with respect to such shares, and Coleman, the
                             managing member of each of Tiger Global Performance
                             and Tiger Management, may be deemed to have sole
                             voting power with respect to such shares.
                         -------------------------------------------------------
                         6   SHARED VOTING POWER
                             See response to row 5.
                         -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER
                             1,237,919 shares, except that each of Tiger Global
                             Performance, the general partner of Tiger Global,
                             and Tiger Management, the investment manager of
                             Tiger Global, may be deemed to have sole
                             dispositive power with respect to such shares, and
                             Coleman, the managing member of each of Tiger
                             Global Performance and Tiger Management, may be
                             deemed to have sole dispositive power with respect
                             to such shares.
                         -------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                             1,237,919
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  3.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                  PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tiger Global Performance, L.L.C. ("Tiger Global Performance")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
       NUMBER OF         5   SOLE VOTING POWER
         SHARES              1,280,502 shares, of which 42,583 are directly
      BENEFICIALLY           owned by Tiger Global II and 1,237,919 are
     OWNED BY EACH           directly owned by Tiger Global.  Tiger Global
       REPORTING             Performance is the general partner of each of
         PERSON              Tiger Global II and Tiger Global and may be
          WITH               deemed to have sole voting power with respect to
                             such shares, Tiger Management is the investment
                             manager of each of Tiger Global II and Tiger
                             Global and may be deemed to have sole voting
                             power with respect to such shares and Coleman,
                             the managing member of each of Tiger Global
                             Performance and Tiger Management, may be deemed
                             to have sole voting power with respect to such
                             shares.
                         -------------------------------------------------------
                         6   SHARED VOTING POWER
                             See response to row 5.
                         -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER
                             1,280,502 shares, of which 42,583 are directly
                             owned by Tiger Global II and 1,237,919 are
                             directly owned by Tiger Global. Tiger Global
                             Performance is the general partner of each of
                             Tiger Global II and Tiger Global and may be
                             deemed to have sole dispositive power with
                             respect to such shares, Tiger Management is the
                             investment manager of each of Tiger Global II and
                             Tiger Global and may be deemed to have sole
                             dispositive power with respect to such shares and
                             Coleman, the managing member of each of Tiger
                             Global Performance and Tiger Management, may be
                             deemed to have sole dispositive power with
                             respect to such shares.
                         -------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                             1,280,502
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  3.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                  OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Tiger Global, Ltd. ("Tiger Ltd.")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------------------------------------------------------------------------------
       NUMBER OF         5   SOLE VOTING POWER
         SHARES              709,398 shares, except that Tiger Management, the
      BENEFICIALLY           investment manager of Tiger Ltd., may be deemed to
     OWNED BY EACH           have sole voting power with respect to such
       REPORTING             shares, and Coleman, director of Tiger Ltd. and
         PERSON              the managing member of Tiger Management, may be
          WITH               deemed to have sole voting power with respect to
                             such shares.
                         -------------------------------------------------------
                         6   SHARED VOTING POWER
                             See response to row 5.
                         -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER 709,398, except that Tiger
                             Management, the investment manager of Tiger Ltd.,
                             may be deemed to have sole dispositive power with
                             respect to such shares, and Coleman, director of
                             Tiger Ltd. and the managing member of Tiger
                             Management, may be deemed to have sole dispositive
                             power with respect to such shares.
                         -------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                             709,398
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  2.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                  CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Charles P. Coleman III ("Coleman")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S. Citizen
--------------------------------------------------------------------------------
       NUMBER OF         5   SOLE VOTING POWER
         SHARES              1,989,900 shares, of which 42,583 are directly
      BENEFICIALLY           owned by Tiger Global II, 1,237,919 are directly
     OWNED BY EACH           owned by Tiger Global and 709,398 are directly
       REPORTING             owned by Tiger Ltd.  Coleman is the managing
         PERSON              member of each of Tiger Global Performance (the
          WITH               general partner of each of Tiger Global II and
                             Tiger Global) and Tiger Management (the
                             investment manager of each of Tiger Global II,
                             Tiger Global and Tiger Ltd.) and director of
                             Tiger Ltd. and may be deemed to have sole voting
                             power with respect to such shares.
                         -------------------------------------------------------
                         6   SHARED VOTING POWER
                             See response to row 5.
                         -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER
                             1,989,900 shares, of which 42,583 are directly
                             owned by Tiger Global II, 1,237,919 are directly
                             owned by Tiger Global and 709,398 are directly
                             owned by Tiger Ltd. Coleman is the managing
                             member of each of Tiger Global Performance (the
                             general partner of each of Tiger Global II and
                             Tiger Global) and Tiger Management (the
                             investment manager of each of Tiger Global II,
                             Tiger Global and Tiger Ltd.) and director of
                             Tiger Ltd. and may be deemed to have sole
                             dispositive power with respect to such shares.
                         -------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                             1,989,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                     [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  5.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                  IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).   NAME OF ISSUER
             --------------

             Horizon Lines, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              ----------------------------------------------

             4064 Colony Road, Suite 200
             Charlotte, NC  28211


ITEM 2(A).   NAME OF PERSONS FILING
             ----------------------

             This Statement is filed by Tiger Global Management, L.L.C., a Delaware limited liability company ("Tiger Management"), Tiger Global II, L.P., a Delaware limited partnership ("Tiger Global II"), Tiger Global, L.P., a Delaware limited partnership ("Tiger Global"), Tiger Global Performance, L.L.C., a Delaware limited liability company ("Tiger Global Performance"), Tiger Global, Ltd., a Cayman Islands exempted company ("Tiger Ltd."), and Charles P. Coleman III ("Coleman"). The foregoing entities and individual are collectively referred to as the "Reporting Persons."

             Tiger Management, the investment manager of Tiger Global II, Tiger Global and Tiger Ltd., may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global II, Tiger Global and Tiger Ltd. Tiger Global Performance, the general partner of Tiger Global II and Tiger Global, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global II and Tiger Global. Coleman is the managing member of Tiger Global Performance and Tiger Management and director of Tiger Ltd. and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global II, Tiger Global and Tiger Ltd.

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE
             ------------------------------------

             The address for each of the Reporting Persons is:

             Tiger Global Management, L.L.C.
             101 Park Avenue, 48th Floor
             New York, NY 10178 USA

ITEM 2(C)    CITIZENSHIP

             Tiger Management and Tiger Global Performance are Delaware limited liability companies. Tiger Global II and Tiger Global are Delaware limited partnerships. Tiger Ltd. is a Cayman Islands exempted company. Coleman is a United States citizen.

ITEM 2(D) AND (E).    TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                      ---------------------------------------------

             Common Stock
             CUSIP # 44044K101

ITEM 3.      NOT APPLICABLE.
             --------------


ITEM 4.      OWNERSHIP
             ---------

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a)  AMOUNT BENEFICIALLY OWNED:

                  See Row 9 of cover page for each Reporting Person.

             (b)  PERCENT OF CLASS:

                  See Row 11 of cover page for each Reporting Person.

             (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                     (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                         See Row 5 of cover page for each Reporting Person.

                    (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                         See Row 6 of cover page for each Reporting Person.

                   (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                         OF:

                         See Row 7 of cover page for each Reporting Person.

                    (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                         OF:

                         See Row 8 of cover page for each Reporting Person.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
             --------------------------------------------

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             ----------------------------------------------------------------

             Under certain circumstances set forth in the limited partnership agreements of Tiger Global II and Tiger Global, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
             --------------------------------------------------------------

             Not applicable.


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
             ----------------------------------------------------------

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             ------------------------------

             Not applicable.

ITEM 10.     CERTIFICATION.
             -------------

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  August 15, 2007


Tiger Global Management, L.L.C.          /S/ CHARLES P. COLEMAN III
                                         ---------------------------------------
                                         Signature

                                         Charles P. Coleman III
                                         Managing Member


Tiger Global II, L.P.                    /S/ CHARLES P. COLEMAN III
By Tiger Global Performance, L.L.C.      ---------------------------------------
Its General Partner                      Signature

                                         Charles P. Coleman III
                                         Managing Member


Tiger Global, L.P.                       /S/ CHARLES P. COLEMAN III
By Tiger Global Performance, L.L.C.      ---------------------------------------
Its General Partner                      Signature

                                         Charles P. Coleman III
                                         Managing Member


Tiger Global Performance, L.L.C.         /S/ CHARLES P. COLEMAN III
                                         ---------------------------------------
                                         Signature

                                         Charles P. Coleman III
                                         Managing Member


Tiger Global, Ltd.                       /S/ CHARLES P. COLEMAN III
                                         ---------------------------------------
                                         Signature

                                         Charles P. Coleman III
                                         Director


Charles P. Coleman III                   /S/ CHARLES P. COLEMAN III
                                         ---------------------------------------
                                         Signature

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
EXHIBIT                                                          Numbered Page
-------
Exhibit A:  Agreement of Joint Filing                                 13

                                    EXHIBIT A


                            AGREEMENT OF JOINT FILING

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Horizon Lines, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  August 15, 2007


Tiger Global Management, L.L.C.          /S/ CHARLES P. COLEMAN III
                                         ---------------------------------------
                                         Signature

                                         Charles P. Coleman III
                                         Managing Member


Tiger Global II, L.P.                    /S/ CHARLES P. COLEMAN III
By Tiger Global Performance, L.L.C.      ---------------------------------------
Its General Partner                      Signature

                                         Charles P. Coleman III
                                         Managing Member


Tiger Global, L.P.                       /S/ CHARLES P. COLEMAN III
By Tiger Global Performance, L.L.C.      ---------------------------------------
Its General Partner                      Signature

                                         Charles P. Coleman III
                                         Managing Member


Tiger Global Performance, L.L.C.         /S/ CHARLES P. COLEMAN III
                                         ---------------------------------------
                                         Signature

                                         Charles P. Coleman III
                                         Managing Member


Tiger Global, Ltd.                       /S/ CHARLES P. COLEMAN III
                                         ---------------------------------------
                                         Signature

                                         Charles P. Coleman III
                                         Director


Charles P. Coleman III                   /S/ CHARLES P. COLEMAN III
                                         ---------------------------------------
                                         Signature